                                                                    EXHIBIT 10.1




                    REAL ESTATE AND ASSET PURCHASE AGREEMENT

                             MILLENNIA CAR WASH, LLC

                                       AND

                          AMERICAN WASH SERVICES, INC.

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
RECITALS............................................................... 1

ARTICLE I REAL PROPERTY AND ASSET TRANSFER; CLOSING...................  1

ARTICLE II TITLE....................................................... 9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS................. 10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER................ 21

ARTICLE V ADDITIONAL AGREEMENTS OF SELLERS ............................22

ARTICLE VI ADDITIONAL AGREEMENTS OF PURCHASER .........................25

ARTICLE VII CONDITIONS OF PURCHASER .................................. 26

ARTICLE VIII CONDITIONS OF SELLERS.....................................28

ARTICLE IX INDEMNIFICATION ............................................30

ARTICLE X OTHER PROVISIONS.............................................34

SCHEDULES

1.9(a)(ii)        Operating Agreement
1.9(a)(iv)        Opinion of Counsel for Purchaser
1.9(a)(vi)        First Closing Assignment Agreement
1.9(a)(vii)       Registration Rights Agreement
1.9(b)(ii)        Second Closing Assignment Agreement
1.10(a)(i)        Bill of Sale
1.10(a)(iv)       Noncompetition Agreement
1.10(a)(v)        Opinion of Counsel for Sellers

ENCLOSED IN DISCLOSURE BINDER

1.3(a)            Company Debt
1.3(b)            Restricted and Unrestricted Locations
1.4(a)            Equipment
1.4(c)            Operating Contracts and Leases
1.4(d)            Permits, Consents and Approvals
1.4(g)            Description of Deposits Under Purchase and Sale Agreements
1.4(h)            Purchase Agreement Escrows
1.5               Excluded Assets List
1.11(b)           Allocation of Purchase Price to Assets
2.1               Real Property Descriptions
2.3               Permitted Real Property Exceptions
3.3               Material Documents
3.4               Liens and Encumbrances Affecting Personal Property
3.5               Effect of Transactions on Operating Agreements
3.6               Real Property Interests
3.6(a)            Exceptions to governmental compliance
3.6(b)            Exceptions to lawful use of the Property
3.6(c)            Exceptions to conduct in compliance with Applicable laws
3.6(e)            Litigation or administrative proceedings for
                  environmental violations
3.6(f)            Releases of "Hazardous Materials" and Environmental Conditions
3.6(h)            Wetlands
3.6(i)            Mechanic's liens
3.6(k)            Proceedings which would affect use of the Real Property
3.7               Financial Statements
3.8               List of Accounts Payable
3.9               Material events since date of Most Recent Balance Sheet
3.10              Insurance Policies, Performance Bonds and Letters of Credit
3.12(a)           Employment Agreements
3.12(b)           Benefit Plans
3.13(a)           Violations of federal, state or local tax
3.13(b)           Environmental violations
3.13(f)           Required Governmental Approvals
3.15              Required Consents
3.19              List of Investments in Competitors and Others
3.21              Pending and Threatened Litigation

                    REAL ESTATE AND ASSET PURCHASE AGREEMENT

        This Real Estate and Asset Purchase Agreement ("Agreement") is made as of March 23, 1999, by and among Millennia Car Wash, LLC ("Millennia"), Excel Legacy Corporation and G II Ventures, LLC ("Members"), and American Wash Services, Inc. ("AWS"). For purposes of this Agreement, AWS is sometimes referred to as the "Purchaser," Millennia is referred to as "Company," and the Company and the Members are collectively referred to as the "Sellers."

                                    RECITALS

        The Members are the owners of all of the outstanding membership interests in Company, which is in the business of operating a car wash company (the "Business") in or about Encinitas, California. Company owns certain parcels of real property upon which the Business is conducted (the "Owned Real Property"), possesses valid leasehold interests in or at other parcels of real property (the "Leased Real Property") and operates certain car wash businesses pursuant to operating agreements (the "Operating Agreements"). The locations of the Owned Real Property, the Leased Real Property and the properties subject to Operating Agreements (the "Operating Agreement Property") are referred to in this Agreement as the "Locations." The real and personal property pertaining to certain of the Locations (the "Restricted Locations") is subject to various liens and may not be transferred without the approval ("Lender Approval") of the Franchise Mortgage Acceptance Company ("FMAC").

        Purchaser intends to merge with a subsidiary of Mace Security International, Inc. ("Successor Corporation"). The parties desire that the Owned Real Property and substantially all of the other assets of the Company be acquired by Purchaser in exchange for common stock of Successor Corporation, all on the terms contained herein.

        Throughout this Agreement various Schedules are referenced as being attached to this Agreement. Notwithstanding the fact that all Schedules are referred to as being attached to this Agreement, some of the Schedules are not attached but instead appear in a Disclosure Binder prepared by the Sellers. The Disclosure binder shall be delivered to Purchaser within fourteen days after the date of this Agreement. The Disclosure Binder is organized under subheadings which correspond to the various Schedules described in this Agreement. For purposes of identification, the Disclosure Binder has been identified by the parties by a written statement executed by the parties and appearing as the first page of the Disclosure Binder.

                                    ARTICLE I
                    REAL PROPERTY AND ASSET TRANSFER; CLOSING

        SECTION 1.1 Incorporation of Recitals. The recitals set forth above are incorporated herein by reference and are a part of this Agreement.

        SECTION 1.2 Place for Closings. Each Closing under this Agreement shall take place at the offices of Purchaser, 1000 Crawford Place, Mount Laurel, New Jersey, or such other place as the parties hereto may agree upon. The date that each Closing occurs is referred to hereinafter as the "First Closing Date" or "Second Closing Date," as applicable, and the act of closing as "Closing."

        SECTION 1.3 Agreement to Transfer Assets and Owned Real Property; Consideration.

        (a) The Company shall transfer and deliver to the Purchaser the Owned Real Property and the Assets as hereafter defined and as set forth in Section
1.4 below for the total consideration as follows: (i) 4,087,678 shares of Successor Corporation's common stock ("Consideration Stock") having a value of $20,810,000.00, based on 2,601,250 shares being valued at $4.00 per share and 1,486,428 shares being valued at $7.00 per share and (ii) a warrant to purchase 62,500 shares of the common stock of Successor Corporation, exercisable at any time after issuance at a $4.00 per share exercise price, which warrant will expire five (5) years following the date of issuance (the "Warrant"), and (iii) assumption by the Successor Corporation of the long-term debt of the Company, in an amount set forth on Schedule 1.3(a) attached ("Company Debt") which debt shall not exceed $15,109,000.00 in amount (collectively, the "Purchase Price").
Schedule 1.3(a) lists by separate subheadings those items of Company Debt arising out of or related to the Restricted Locations ("Restricted Location Debt") and those items of Company Debt that neither relate to nor arise out of the Restricted Locations ("Unrestricted Location Debt").

        (b) There shall be two Closings under this Agreement. At the first closing ("First Closing"), all Assets and Owned Real Property which are not part of or related to the Restricted Locations ("Unrestricted Locations") shall be conveyed to Purchaser in exchange for 2,357,143 of the 4,087,678 total of the Consideration Stock, the Warrant, and Purchaser's assumption of the Unrestricted Location Debt. At the second closing ("Second Closing"), all Assets and Owned Real Property which are part of the Restricted Locations shall be conveyed to Purchaser in exchange for the 1,730,535 balance of the Consideration Stock and the assumption of the Restricted Location Debt. A list of the Unrestricted and Restricted Locations is attached hereto as Schedule 1.3(b).

        SECTION 1.4 Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the First Closing Date and on the Second Closing Date as hereinabove defined, the Company shall grant, convey, sell, transfer and assign to Purchaser all assets of the Company (other than the Excluded Assets as defined in this Agreement), which assets shall include the following assets, properties and contractual rights of the Company, wherever located, all as set forth in this Section 1.4 (the "Assets"). Where the assets are in different physical locations, the applicable Schedules have been organized with subheadings which set forth the physical locations of the listed assets. The Assets related to the Unrestricted Locations shall be conveyed on the First Closing Date and the Assets related to the Restricted Locations shall be conveyed on the Second Closing Date.

        (a) All equipment, computers, printers, card readers, vending machines, appliances, machinery and parts, vehicles, tools, hoses, brushes, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, sprinkler, security and exhaust equipment and similar items in Company's possession or control, used in connection with, located in or on, or otherwise pertaining to the Business (collectively, the "Equipment"), as listed on Schedule 1.4(a);

        (b) All of the inventory of retail items, operating supplies, parts and accessories owned by the Company and used in connection with the Business;

        (c) All contractual rights of the Company to acquire car wash businesses from third parties, and all contractual rights under the Operating Agreements and other agreements with its customers, vendors, suppliers, landlords, lessors and others (whether oral or in writing), as listed on Schedule 1.4(c);

        (d) All permits, licenses, franchises, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties ("Consents and Approvals") held by the Company relating to, used in or required for the operation of the Business or any of the Assets, all of which are listed on Schedule 1.4(d), to the extent such Consents and Approvals are assignable;

        (e) All office or other equipment, furnishings, supplies, brochures, sales and promotional materials, catalogues and advertising literature, business files, customer lists, customer records and information, and all pictures and photographs, computer programs and software (with applicable documentation and source codes), construction and "as-built" drawings, plans and specifications, finish plans and other personal property of every nature and description (i) in Company's possession or control, or (ii) if used in connection with the Business, in the possession or control of any Member;

        (f) To the extent owned, licensed or otherwise available to Sellers, all intellectual property used in connection with the Business or any other Asset, including, without limitation, know-how, trade secrets, trademarks, trade names, and the right to use the names under which any of the Locations are currently operated (collectively, the "Intellectual Property");

        (g) All of the accounts receivable, prepaid deposits, deposits under valid purchase and sale agreements with third parties, cash, cash equivalents, goodwill and all other tangible and intangible assets of the Company as listed on Schedule 1.4(g) (Schedule 1.4(g) attached hereto describes all deposits under valid purchase and sale agreements with third parties, identifying the amount paid in hand or by escrow, and the amount refundable to the purchaser under said agreements); and

        (h) The Company's rights under the escrows established under purchase agreements to secure representations and warranties the Company received from sellers under such purchase agreements ("Holdbacks") which escrows and purchase agreements are listed on Schedule 1.4(h); and

        (i) All books, records, original agreements and contracts and title documents relating to the items set forth in (a) through (h) above.

At the First Closing and the Second Closing, as applicable, good and marketable title to the Assets will be conveyed to Purchaser by the Company free and clear of all liens, encumbrances, security interests and claims, except as set forth in Schedule 1.3(a).

        SECTION 1.5 Excluded Assets. Except as provided in this section, all of the real and personal property used by the Company in the conduct of the business is included among the Owned Real Property and the Assets being sold to Purchaser pursuant to this Agreement. The parties agree that the only tangible and intangible property owned or used by the Company and not being sold to the Purchaser are the financial books and records of the Company, copies of which will be made available by the Company to Purchaser, both before and after Closing, for examination, inspection and copying, Merrill Lynch account number 232-07710, and those specific assets located at the Company's California office listed in Schedule 1.5 ("Excluded Assets").

        SECTION 1.6 Assumption of Obligations. Purchaser agrees: (i) to assume or pay the Unrestricted Location Debt as set forth on Schedule 1.3(a), from and after the First Closing; (ii) to assume or pay the Restricted Location Debt as set forth on Schedule 1.3(a), from and after the Second Closing; (iii) to assume or pay, after each Closing, the accounts payable of the Company arising out of inventory items conveyed to Purchaser at such Closing that are to be assumed by the Purchaser in accordance with Section 3.8, and to the extent they do not exceed $200,000.00 in the aggregate; and (iv) to assume and perform all of the Company's obligations under the contracts and Operating Agreements listed on
Schedule 1.4(c), to the extent, and only to the extent, such obligations are required to be performed subsequent to the close of business on the First or Second Closing Date, as applicable; ("Assumed Liabilities").

        SECTION 1.7 Non-Assumption of Liabilities. Purchaser shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for, or incur any liability or obligation of any nature of the Company (except for the Assumed Liabilities being assumed under Section 1.6 hereof), whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the First Closing Date and constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement or obligation (whether written or oral); (b) injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory; (c) violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Sellers; (d) the generation, collection, transportation, storage or disposal by the Company of any materials, including, without limitation, municipal service waste, special waste, construction and demolition debris, or hazardous materials; (f) any compensation, severance pay, or accrued vacation pay obligation of the Company owed to employees of the Company for periods prior to the Second Closing Date, or any obligations under any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Company or to which any of the company contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by the Company; (g) the debts and obligations of the Company, except for the Assumed Liabilities; (h) any violation by the Company of any law, including, without limitation, any federal, state or local antitrust, racketeering or trade practice law, (i) liabilities or obligations of the Sellers for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder; and (j) all liabilities related to the Excluded Assets or associated with or related to the operation of the Company's California office.

        1.8 Term and Time For Closing. Following execution of this Agreement, Purchaser and Sellers shall be obligated to conclude the First Closing within ten (10) days after the conditions of First Closing set forth in Article VII and
Article VIII have been satisfied or waived. Purchaser and Sellers shall be obligated to conclude the Second Closing within ten (10) days after the conditions of Second Closing set forth in Article VII and Article VIII have been satisfied or waived. If the failure to conclude this transaction is due to the refusal and failure of Sellers to perform their obligations under this Agreement, Purchaser may seek to enforce this Agreement with an action of specific performance. In the case of a willful default by Sellers, Purchaser, in addition to the remedy of specific performance, and not in limitation of any other rights and remedies available to the Purchaser under this Agreement or at law or in equity, may recover its actual (but not consequential) damages resulting from the default of the Sellers. If the failure to conclude this transaction is due to the refusal and failure of Purchaser to perform its obligations to close under this Agreement, the Sellers may seek to enforce this Agreement with an action of specific performance. In the case of a willful default by Purchaser, Sellers, in addition to the remedy of specific performance, and not in limitation of any other rights and remedies available to the Sellers under this Agreement or at law or in equity, may recover their actual (but not consequential) damages resulting from the default of the Purchaser. Neither Sellers not Purchaser shall be deemed in default hereunder by reason of (i) any failure of the contemplated merger between Purchaser and Successor Corporation to occur, for any reason beyond the control of Purchaser, or (ii) any failure of a condition precedent to the obligations of either Sellers or Purchaser hereunder where such failure has occurred for reasons beyond the control of the party unable to satisfy the condition precedent to the other party's obligations under this Agreement.

        This Agreement and the transactions contemplated hereby may be terminated at any time: prior to the First Closing Date:

        (a) by mutual written agreement of Purchaser and the Sellers;

        (b) by Purchaser within fourteen (14) days after the date of this Agreement if Sellers have not delivered the Disclosure Binder to Purchaser;

        (c) by the Sellers, or by Purchaser in the event Purchaser or the Sellers, as applicable, makes a material misrepresentation under this Agreement or breaches a material covenant or agreement under this Agreement, and fails to cure such misrepresentation or breach within ten (10) business days from the date of written notice of the existence of such misrepresentation or breach; or

        (d) by the Sellers or Purchaser, if the First Closing does not occur by March 30, 1999, or such other date as may be agreed to by the parties hereto in writing, due to the non-fulfillment of a condition precedent to such party's obligation to close as set forth at Article VII or VIII hereof, as applicable (through no fault or breach by the terminating party).

        If the First Closing occurs, and the conditions precedent to any party's obligation to complete the Second Closing have not been fulfilled by the date which is the second anniversary of the First Closing Date, then either Purchaser or Sellers upon ten days' written notice to the other party may terminate any and all obligations of the parties to complete the Second Closing.

        All terminations shall be exercised by sending the other parties a written notice of the termination. In the event this Agreement is terminated as provided herein, this Agreement shall become void and be of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that this Section 1.8, Article IX, Section 10.1, and Section 10.2 shall survive and continue in full force and effect, notwithstanding termination. The termination of this Agreement shall not limit, waive or prejudice the remedies available to the parties, at law or in equity, for a breach of this Agreement.

        SECTION 1.9 Deliveries by Purchaser.

        (a) At the First Closing, Purchaser shall deliver, all duly and properly executed (where applicable):

                (i) The portion of the Consideration Stock due on the First Closing Date, as provided in Section 1.3(b) above to be delivered to the Sellers;

                (ii) An operating agreement providing for Purchaser to manage the Restricted Locations until the Second Closing Date, in form and substance as attached hereto as Schedule 1.9(a)(ii) ("Operating Agreement").

                (iii) A copy of the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and each other agreement to be executed in connection herewith (the resolutions and agreements to be executed in connection herewith by Sellers and/or Purchasers are referred to in this Agreement collectively, the "Collateral Documents") and the consummation of the transactions contemplated herein;

                (iv) A favorable opinion from counsel for Purchaser, dated the day of the First Closing, in form and substance as attached hereto as Schedule 1.9(a)(iv);

                (v) Other documents and instruments required by this Agreement, if any;

                (vi) An Assignment and Assumption Agreement in form and substance as attached hereto as Schedule 1.9(a)(vi) ("First Closing Assignment Agreement");

                (vii) A Registration Rights Agreement in form and substance as attached hereto as Schedule 1.9(a)(vii) ("Registration Rights Agreement"); and

                (viii) The Warrant.

        (b) At the Second Closing, Purchaser shall deliver, all duly and properly executed (where applicable):

                (i) The remaining portion of the Consideration Stock due on the Second Closing Date, as provided in Section 1.3(b) above to be delivered to the Sellers;

                (ii) An Assignment and Assumption Agreement in form and substance as attached hereto as Schedule 1.9(b)(ii)("Second Closing Assignment Agreement"); and

                (iii) Other documents and instruments required by this Agreement, if any.

        SECTION 1.10 Deliveries by Sellers.

        (a) At the First Closing, each of the Sellers shall deliver, all duly and properly executed (where applicable):

                (i) A Bill of Sale for the Assets related to the Unrestricted Locations to be conveyed and assigned, in the form attached as Scheduled 1.10(a)(i);

                (ii) A certified copy of resolutions of the directors of the Company and the Members authorizing the execution and delivery of this Agreement and each of the Collateral Documents to be executed in connection herewith by Sellers or either of them;

                (iii) The Certificate described at Section 7.1, executed by the president of each of the Members;

                (iv) A Noncompetition Agreement in form and substance attached as Schedule 1.10(a)(iv);

                (v) A favorable opinion from counsel for Sellers, dated the First Closing Date, in form and substance as attached hereto as Schedule 1.10(a)(v);

                (vi) A Special Warranty Deed conveying to Purchaser each parcel of the Owned Real Property related to the Unrestricted Locations;

                (vii) An Assignment conveying to Purchaser each leasehold interest in the Leased Real Property related to the Unrestricted Locations;

                (viii) Physical possession of all Assets related to the Unrestricted Locations;

                (ix) The First Closing Assignment Agreement;

                (x) The Registration Rights Agreement; and

                (xi) Other documents and instruments required by this Agreement, if any.

        (b) At the Second Closing, each of the Sellers shall deliver, all duly and properly executed (where applicable):

                (i) A Bill of Sale for the Assets related to the Restricted Locations to be conveyed and assigned, in the form attached as Scheduled 1.10(a)(i);

                (ii) The Certificate described at Section 7.1, executed by the president of each of the Members;

                (iii) The Second Closing Assignment Agreement;

                (iv) A Special Warranty Deed conveying to Purchaser each parcel of the Owned Real Property related to the Restricted Locations;

                (v) An Assignment conveying to Purchaser each leasehold interest in the Leased Real Property related to the Restricted Locations;

                (vi) Physical possession of all Assets related to the Restricted Locations; and

                (vii) Other documents and instruments required by this Agreement, if any.

        SECTION 1.11 Transfer Tax, Allocation of Purchase Price.

        (a) Sellers and Purchaser shall each bear or pay sales, transfer taxes and fees imposed on the conveyance of the Assets by all governments, state, local and federal in accordance with the provisions of Section 6.1.

        (b) The parties agree that the consideration for the sale of the Assets shall be allocated among the Assets as set forth on Schedule 1.11(b) attached hereto, which Schedule shall be prepared by Sellers and submitted to Purchaser for approval on or before the First Closing Date. The Sellers and the Purchaser acknowledge that the allocation in such Schedule, when approved by Purchaser, will have been arrived at based upon their negotiations and shall be used by them for all purposes, including, but not limited to, federal, state, and local tax and financial reporting purposes, and they shall not take any position inconsistent to the allocation. On each Closing Date, as applicable, the Purchaser and the Sellers shall execute Internal Revenue Form 8594 which form shall be binding on the Purchaser and the Sellers and shall be filed with the income tax returns of the Purchaser and the Sellers.

        (c) Charges for water, electricity, sewer rental, gas, telephone and all other utilities pertaining to the Real Property shall be pro rated on a per diem basis as of midnight of the day preceding the date of the Closing applicable to each parcel being conveyed, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then in lieu of apportionment as aforesaid Purchaser shall, not earlier than the day preceding the date of the applicable Closing, obtain a reading of each such meter and Sellers shall pay all charges thereunder through the date of the meter readings or include such charges on Schedule 3.8. If there is no such meter or if the bills for any of the foregoing have not been issued prior to the date of the applicable Closing, the charges therefor shall be adjusted at such Closing on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Sellers and Purchaser shall cooperate to cause the transfer of the Business's utility accounts and telephone numbers from Sellers to Purchaser.

        (d) Sellers, jointly and severally, covenant and agree to pay and discharge, when due, or contest in good faith by appropriate proceedings, all liabilities, obligations and claims of creditors which are or could be asserted against the Purchaser or the Assets by reason of any failure of the Company to pay, discharge and satisfy any of the liabilities or obligations set forth in
Section 1.7 that are not being assumed by the Purchaser under this Agreement.

                                   ARTICLE II
                                      TITLE

        SECTION 2.1 Real Property. As set forth in the Recitals, Company owns the Owned Real Property, a legal description of the metes and bounds of which is attached as Schedule 2.1. For purposes of this Agreement, "Owned Real Property" shall also include (i) all of the Company's right, title and interest in and to all easements, rights-of-way, privileges and appurtenances thereto, (ii) all of Company's right, title and interest in and to the beds of all streets, roads, avenues or highways, open or proposed, abutting the Owned Real Property, (iii) all of Company's right, title and interest, if any, in and to any award in condemnation, or damages of any kind, to which Company may have become entitled or may hereafter be entitled, by reason of any exercise of the power of eminent domain with respect to the owned Real Property or any other right, title or interest to be sold hereunder or any part thereof, and (iv) all of Company's right, title and interest in and to all surveys, architectural and engineering plans, specifications, drawings, reports, etc., if any, presently existing or hereafter prepared, with respect to the Owner Real Property.

        SECTION 2.2 Owners Title Policy. At each Closing, Sellers shall obtain for Purchaser, at regular rates at Purchaser's expense, with respect to the Owned Real Property being conveyed at such Closing, an extended coverage owners policy of title insurance from a title company acceptable to Purchaser (the "Title Company"), dated as of the applicable Closing Date, in the amount equal to the allocated purchase price of the Owned Real Property. The title policy shall include comprehensive, zoning, access and contiguity endorsements, and shall insure title to the Owned Real Property to be in fee simple in Company subject only to the Permitted Exceptions permitted by Section 2.3 hereof (the "Owners Policy"). Purchasers shall pay the cost of the Owners Policy.

        SECTION 2.3 Permitted Exceptions. The Owners Policy shall insure Purchaser's interest in the Owned Real Property to be free and clear of all encumbrances and exceptions whatsoever except those listed on Schedule 2.3 attached hereto ("Permitted Exceptions").

        SECTION 2.4 Survey. Company shall furnish Purchaser with a survey relating to the Owned Real Property that is sufficiently current that the Title Company shall not have included a survey exception in the Owner's Policy. If Company does not have such a survey available, Purchaser, at its election, may have a survey of the Owned Real Property made at its expense. Sellers will cooperate and aid Purchaser's surveyor in preparing any survey commissioned by Purchaser.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Whenever the phrase "to Sellers' knowledge" or any equivalent phrase is used in this Agreement, the phrase shall mean the actual knowledge of either of the Members or any officer, director or managing member thereof, or of any officer or director of the Company, and the knowledge such member or officer or director would or should have had, if such member or officer or director exercised reasonable diligence in the conduct of the Member's or the Company's business. Notwithstanding the foregoing, no member, officer, director, or managing member shall be required to undertake any affirmative investigative action for the purposes of satisfying the preceding sentence. With knowledge that Purchaser is relying upon the representations, warranties and covenants herein contained, Sellers represent and warrant to Purchaser and make the following covenants for the Purchaser's benefit, at and as of the date hereof and the date of each Closing:

        SECTION 3.1 Organization and Standing. The Company is duly organized, legally existing and in good standing under the laws of the state of Delaware, with full power and authority to own its properties and conduct its business as now being conducted, and has been duly admitted and is in good standing under the laws of each state in which it owns property or operates a business.

        SECTION 3.2 Authorization. The Sellers have by proper proceedings duly authorized the execution, delivery and performance of this Agreement and each of the Collateral Documents to be entered into by Sellers and no other action is required by law or the certificate of incorporation, limited liability company certificate, governing agreement or by-laws of any Seller. Members own all of the outstanding membership interests of the Company

        SECTION 3.3 Contracts, Permits and Material Documents. The items listed and included in Schedule 3.3, attached hereto, are all of the following ("Material Documents") with respect to the Company, Business, Real Property or
Assets: (i) leases for real and personal property, (ii) licenses, (iii) franchises, (iv) promissory notes, guarantees, bonds, letters of credit, mortgages, liens, pledges, and security agreements under which any of the Company or Assets are bound or under which the Company or Assets are the beneficiary, (v) collective bargaining agreements, (vi) patents, trademarks, trade names, copyrights, trade secrets, proprietary rights, symbols, service marks, and logos, (vii) all permits, licenses, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties relating to, used in or required for the operation of any of the Assets;
(viii) all surety bonds, closure bonds or any other obligation which the Company has liability for with respect to the Business; (ix) all contracts to acquire any car wash businesses from third parties; (x) all Operating Agreements and other contracts, agreements and instruments not listed on another Schedule attached to this Agreement (such as the Operating Agreements listed on Schedule 1.4(c)) which are binding on the Company or any of the Assets. The Material Documents listed on Schedule 3.3, are organized under separate heading for each of the different type of documents listed. Except as set forth on Schedule 3.3, neither the Company nor any person or party to the any of the Material Documents or bound thereby is in material default or in default known to any Seller under any of the Material Documents, and, to the knowledge of Sellers, no act or event or knowing default under any of the Material Documents, no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. The Company is not a party to, and the Company's property is not bound by, any agreement or instrument which is material to the continued conduct of business operations of the Company, as now being conducted, except as listed in Schedule 3.3. The Material Documents are transferable or assignable to Purchaser, or any required consent or approval to such transfer or assignment have been obtained,, except as listed in Schedule 3.3, and except that Sellers have advised Purchaser that certain contracts of Company to acquire certain car wash businesses are not assignable to Purchaser at the date of this Agreement, and Sellers have agreed to take all necessary action before the Closing applicable to each such contract to obtain any consents or approvals required so that each such contract may be assigned to Purchaser at the applicable Closing as contemplated under this Agreement.

        SECTION 3.4 Personal Property. All items of personal property used in the Business, except for the Excluded Assets used in the Business, are included among the Assets described in Section 1.4 hereof and will be transferred to Purchaser at the First or Second Closing. All items of personal property owned by the Company are in good operating order, normal wear and tear excepted, and are sufficient in type, quantity and quality to operate the business currently conducted by the Company in the manner such business has been conducted in the past. The Company at each Closing will have good and marketable title to all of the Assets conveyed at such Closing, each free and clear of any mortgages, pledges, liens, encumbrances, leases, charges, claims, security agreements or title retention or other security arrangements, except as set forth in Schedule 3.4.

        SECTION 3.5 Operating Agreements. The name and address of each party to each Operating Agreement under which the Company operates at any of the Locations is listed on Schedule 1.4(c) attached hereto. Neither the Company nor, to the Sellers' knowledge, any person or party to the any of the Operating Agreements is in material or knowing default thereunder, and to Sellers' knowledge no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. The purchase of the Assets by Purchaser will not create a default or otherwise affect the parties under any Operating Agreement, except as set forth under Schedule 3.5. The Company or its successors and assigns may cancel the Company's obligations under the Operating Agreements at any time without penalty or premium and without being in default thereof.

        SECTION 3.6 Real Property. The Company has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Owned Real Property, the Leased Real Property and the Operating Agreement Property (collectively, the "Real Property"), except as listed on Schedule 3.6 attached hereto and incorporated herein by reference. The Company has a valid leasehold estate interest in each parcel of the Leased Real Property and has good, marketable and insurable title to, or a valid and enforceable leasehold interest in, all of the Real Property, except for the Permitted Exceptions. Full and complete copies of all of the leases of the Leased Real Property, and all Operating Agreements, including all modifications and amendments thereof, have been furnished to Purchaser.

        (a) To Sellers' knowledge, in all material respects, except as set forth in Schedule 3.6(a) attached hereto and incorporated herein, the Real Property is, and at all times during operation of the Business thereon has been, licensed, permitted and authorized for the operation of such Business under all applicable federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions and land use requirements) and licenses and all administrative and judicial judgments, rulings, decisions and orders affecting or otherwise applicable to the protection of the environment, the Real Property and the conduct of such Business thereon (collectively, the "Applicable Laws").

        (b) To Sellers' knowledge, except as set forth in Schedule 3.6(b) attached hereto and incorporated herein by reference, the Real Property is legally usable for its current uses, and the Real Property can be used by the Purchaser after the Closing to operate such business as is currently operated, without violating any Applicable Law or private restriction, and such uses are legal, conforming uses.

        (c) To Sellers' knowledge, except as set forth in Schedule 3.6(c) attached hereto and incorporated herein by reference, all activities and operations conducted on the Real Property, whether by Sellers or by third parties, are now being conducted and have always been conducted in compliance with all Applicable Laws.

        (d) The Sellers shall make available on Purchaser's reasonable request all engineering, geologic and other similar reports, documentation and maps relating to the Real Property in the possession or control of the Sellers their consultants or employed professional firms.

        (e) Except as set forth in Schedule 3.6(e) attached hereto and incorporated herein by reference, neither Sellers nor the Real Property now is or ever has been during Sellers' use or ownership thereof involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

        (f) To Sellers' knowledge there have been no spills, leaks, deposits or other releases into the environment or onto or under the Real Property of any Hazardous Materials as defined for purposes of this Agreement as any material or substance which, by reason of its composition or characteristics, is (i) toxic or hazardous waste ("Hazardous Waste") as defined in either (A) the Solid Waste disposal Act, 42 U.S.C. Sections 6901 et seq., or Section 6(c) of the Toxic Substance Control Act, 15 U.S.C. Section 2605(c), or the Resource Conservation and Recovery Act, 42 USCA Section 6901 et seq., or any laws of similar purpose or effect, and any rules, regulations or policies promulgated thereunder, or (B) any Environmental Law as hereinafter defined, or (ii) special nuclear or by-products materials within the meaning of the Atomic Energy Act of 1954, or other material environmental conditions other than as disclosed on Schedule 3.6(f). A list of all of the Locations is set forth on Schedule

3.6(f) showing, for each Location, all environmental inspections, reports, studies and other activities and due diligence conducted by the Sellers on each of such Locations to determine whether or not any environmental conditions or contamination exists on or at each such Location (e.g., Phase I and Phase II inspections, reports, studies and other activities).

        (g) To Sellers' knowledge, no party, other than the Company and the record owners of each parcel of the Leased Real Property, has a present or future right to possession of all or any part of the Real Property, except for any right defined in, under or by any of the Permitted Exceptions.

        (h) To Sellers' knowledge, no portion of the Real Property contains any areas that could be characterized as disturbed, undisturbed or man-made wetlands or as "waters of the United States" pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers or any California state agency whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals, except as listed on Schedule 3.6(h) attached hereto and incorporated herein by reference.

        (i) To Sellers' knowledge, there are no mechanic's liens affecting the Real Property and no work has been performed on the Real Property within twelve
(12) months of the date hereof for which a mechanic's lien could be filed, except as set forth in Schedule 3.6(i) attached hereto and incorporated herein by reference.

        (j) There are no levied or pending special assessments affecting all or any part of the Real Property owed to any governmental entity and none is threatened. To Sellers' knowledge there are no changes in the real estate tax assessments of any Real Property that would increase the real estate taxes paid by the owner of any of the Owned Real Property or that would increase the real estate taxes paid by the lessee of any of the Leased Real Property for any current or future tax year.

        (k) To Sellers' knowledge there are no proceedings or amendments pending, or to Sellers' knowledge threatened by any third party, which would result in a change in the allowable uses of the Real Property or which would modify the right of the Purchaser to use the Real Property for its present uses after the Closing Date, except as set forth in Schedule 3.6(k) attached hereto and incorporated herein by reference.

        SECTION 3.7 Financial Statements. Sellers have delivered to Purchaser true and correct copies of the following financial statements and operating records of the Company, copies of which are attached hereto as Schedule 3.7 and incorporated herein by reference:

        (a) Historical operating records for all of the Locations, as received by Sellers from the former owners and/or operators thereof, including all income and expense records.

        (b) A balance sheet for the Company as of October 31, 1998 ("Most Recent Balance Sheet"), and a statement of income, cash flow and retained earnings for the period ended October 31, 1998 ("Most Recent Income Statement"), both prepared on an accrual basis and reviewed by the Company's regular accountants. The Most Recent Balance Sheet and Most Recent Income

Statement are hereafter referred to as the "Financial Statements" or "Most Recent Financial Statements."

        The Financial Statements have been prepared by the regular accountants of the Company, in accordance with generally accepted accounting principles ("GAAP"). All notes and contingent labilities required to be stated and reflected under GAAP are stated and reflected on the Financial Statements. Each of the Financial Statements (including all footnotes thereto) is true, complete and correct in all material respects, and Sellers are not aware of any material misstatements or omission of facts pertaining thereto. The balance sheets present fairly and accurately the financial condition of the Company as of the dates indicated thereon and the statements of income present fairly and accurately on an accrual basis the results of the operations of the Company for the periods indicated thereon. The Company has not (i) made any material change in its accounting policies or (ii) effected any prior period adjustment to, or other restatement of, its financial statements for any period. The Financial Statements are consistent with the books and records of the Company (which books and records are correct and complete). Since the date of the Most Recent Financial Statements, there has not been any material adverse change in the income, expenses, assets, liabilities or financial condition of the Company.

        SECTION 3.8 Liabilities; Accounts Receivable.

        (a) The Company does not have any liabilities, fixed or contingent, other than:

                (i) liabilities fully reflected in the Most Recent Balance
Sheet;

                (ii) accounts payable arising since the date of the Most Recent Balance Sheet arising during the normal course of business consistent with past custom and practice; and

                (iii) the Company Debt.

        All accounts payable of the Company shall be for the purchase of inventory held at the time of each Closing, for which invoices have been received or for which inventory and supplies have been ordered, shipped or delivered to the Company prior to such Closing Date, and shall have been incurred in the ordinary course of business by the Company. The Company shall provide Purchaser with an itemized list of all such inventory at each Closing and the cost of the listed inventory shall be at least equal to the accounts payable to be assumed by Purchaser under Section 1.6. All other accounts payable will be and remain the sole responsibility and obligation of the Company, and will be paid by the Company before payment shall become past due. A list of all of the accounts payable at the date of this Agreement is attached to this Agreement as Schedule 3.8. The Company shall deliver an updated list of the accounts payable to the Purchaser at the First Closing.

        (b) All accounts receivable of the Company, less a bad accounts reserve as set forth on the Most Recent Balance Sheet, are valid accounts receivable, and will be fully collectible within 120 days of Closing. All accounts receivable have been generated in the ordinary course of the Company's business and all services required to be rendered for the accounts receivable to be due have been rendered. To Sellers' knowledge, there are no defenses or set-offs to any of the accounts receivable.

        (c) The aggregate value of the (i) cash, (ii) cash equivalents, (iii) deposits under valid purchase and sale agreements with third parties as described in Schedule 1.4(g), (iv) current saleable inventory items conveyed to Purchaser hereunder valued at the invoice price on invoices received by the Company for such items, and (v) accounts receivable of the Company (which accounts receivable shall not be over thirty days old) conveyed to Purchaser hereunder, shall equal or exceed the aggregate amount of the accounts payable assumed by Purchaser pursuant to Section 1.6 by no less than $500,000.00.

        SECTION 3.9 Fiscal Condition of Company. Since the date of the Most Recent Balance Sheet, except as set forth on Schedule 3.9, there has not (except as otherwise specifically permitted by this Agreement) been:

        (a) Any material change in the financial condition, business organization or personnel of the Company or in the relationships of the Company with suppliers, customers or others, other than changes occurring in the ordinary course of business;

        (b) Any sale or other disposition of any asset owned by the Company (other than the Excluded Assets) at the close of business on the date of the Most Recent Balance Sheet, or acquired by it since that date, other than in the ordinary course of business or which individually do not exceed $5,000 or in the aggregate, do not exceed $10,000;

        (c) Any expenditure or commitment by the Company for the acquisition of any single asset having an acquisition price of $10,000 or more;

        (d) Any damage, destruction or loss (whether or not insured) adversely affecting the property, business or prospects of the Company, except damage, destruction or loss which does not exceed $10,000 in the aggregate;

        (e) Any employment contracts, or bonuses or increases in the compensation payable or to become payable by the Company to any officer or key employee;

        (f) Any loans or advances to the Company other than renewals or extensions of existing indebtedness; or

        (g) Any change in accounting method or practice.

        SECTION 3.10 Policies of Insurance. All insurance policies, performance bonds, and letters of credit insuring the Assets or which the Company has had issued regarding the Assets and which have not expired are listed on Schedule
3.10 attached hereto. Schedule 3.10 includes, the names and addresses of the beneficiaries, insurers and sureties, policy and bond numbers, types of coverage or bond, time periods or projects covered and the names and addresses of all known agents or agencies, issuing banks, and beneficiaries, with respect to each listed insurance policy, performance bond and letter of credit. The Company's current insurance policies, performance bonds and letters of credits relating to any Asset are in force and effect and the premiums thereon are not delinquent. The Company has not received any written notification from any insurance carrier denying or disputing any claim made by the Company or denying or disputing any coverage for any such claim or denying or disputing the amount of any claim. Except as set forth on
Schedule 3.10, the Company has no claims against any of its insurance carriers under any policies insuring the Assets pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

        SECTION 3.11 Tax Returns. The Company is a limited liability company duly organized under the laws of the state of Delaware, is duly admitted to operate in the state of California and each other state where it has business operations or property ownership, and is taxed on its income as a partnership under federal, state and local income tax laws, statutes, ordinances and regulations. The Company has filed all federal and other tax returns for all periods on or before the due date of such return (as may have been extended by any valid extension of time) and has paid all taxes due for the periods covered by the said returns. The Company has filed, and will file (if due), in a timely manner all requisite federal, state, local, payroll, property and other tax returns due for all fiscal periods ended on or before the date hereof, and as of each Closing shall have filed in a timely manner all such returns due for all periods ended on or before each such Closing Date. Sellers shall pay all taxes due with respect to such returns.

        SECTION 3.12 Employees, Pensions and, ERISA.

        (a) Except as set forth on Schedule 3.12(a), no employee of the Company is represented by any union. Except as set forth on Schedule 3.12(a), no employee of the Company has a written employment agreement with the Company. The name, address and social security number and current rate of compensation of the Company's employees and capacity to which each person is employed are listed on
Schedule 3.12(a) attached. There is no pending or, to the knowledge of the Sellers, threatened dispute between the Company and any of its employees which might materially and adversely affect the customer contracts being assigned to Purchaser. The Company is not deficient or in arrears in contributing to any trust funds the Company is required to contribute to in accordance with any contracts with unions, including, without limitation, scholarship funds, legal aid funds, pension funds and health, welfare or benefit funds ("Trust Funds"). There is no matter, action, audit, suit or claim pending or to Sellers' knowledge threatened relating to contributions of the Company to any Trust Fund, before any court, tribunal or governmental agency.

        (b) Attached hereto made a part hereof and marked Schedule 3.12(b) lists all employee benefit plans, funds or programs (within the meaning of the Internal Revenue Code of the United States ("Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which are currently maintained and/or were established or sponsored by the Company (whether or not they are now terminated) or to which the Company currently contribute, or have an obligation to contribute in the future, including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions ("Plans"), whether or not the Plans are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, or (iv) generally available to all employees of the Company.

        (c) No reportable event (as defined in Section 4043 of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in Section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4062 of ERISA, nor any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), has occurred or exists with respect to any Plan. All Plans are in substantial compliance with all material applicable provisions of ERISA and the regulations issued thereunder, as well as with all other material law applicable to such Plans, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents of the Plan and the requirements of ERISA.

        (d) There is no matter, action, audit, suit or claim pending or, to Sellers' knowledge, threatened relating to any Plan, fiduciary of any Plan or assets of any Plan, before any court, tribunal or government agency.

        (e) Each most recent Plan audit report, actuarial report and annual report, certified by the Plan's actuaries and auditors, as the case may be, fairly presents the actuarial status and the financial condition of the Plan as at the date thereof and the results of operations of the Plan for the plan year reflected therein and, subject to changes in amounts attributable to investment performance and normal employee turnover, there has been no material adverse change in the condition of the Plan since the date of the most recent Form 5500, audited annual financial statement or actuarial valuation report.

        (f) The transaction contemplated herein will not accelerate any liability under the Plans because of an acceleration of any rights or benefits to which any employee may be entitled thereunder.

        SECTION 3.13 Legality of Operation.

        (a) Except as disclosed in Schedule 3.13(a) to this Agreement, to the Sellers' knowledge the Sellers' use of the Assets and Real Property is in compliance with all Federal, state and local laws, rules and regulations including, without limitation, the following laws: Environmental Laws (as defined in Section 3.13(b)); land use laws; payroll, employment, labor, or safety laws; or federal, state or local "anti-trust" or "unfair competition" or "racketeering" laws such as but not limited to the Sherman Act, Clayton Act, Robinson Patman Act, Federal Trade Commission Act, or Racketeer Influenced and Corrupt Organization Act ("Law"). Except as disclosed in Schedule 3.13(a), to the Sellers' knowledge the Sellers are in compliance with all permits, franchises, licenses, and orders that have been issued with respect to the Laws and are or may be applicable to the Sellers' property and operations, including, without limitation, any order, decree or directive of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located, federal, state and local permits, orders, franchises and consents. Except as set forth on Schedule 3.13(a), with respect to any Law, there are no claims, actions, suits or proceedings pending, or, to the knowledge of the Sellers threatened against or affecting the Assets or Real

Property, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, which would result in a material change in how Purchaser may use the Assets or Real Property or which would invalidate this Agreement or any action taken in connection with this Agreement. Except as disclosed in Schedule 3.13(a), the Sellers have received no notification of any past or present failure by the Sellers to comply with any Law applicable to the Assets or Real Property or affecting the Sellers' use of the Assets or Real Property.

        (b) Except as disclosed in Schedule 3.13(b) to this Agreement, to the Sellers' knowledge the Sellers are in compliance with all Federal, state and local laws, rules and regulations relating to environmental issues of any kind and/or the receipt, transport or disposal of any hazardous or non-hazardous waste materials from any source ("Environmental Law"). Except as disclosed in
Schedule 3.13(b), with respect to any Environmental Law, to the Sellers' knowledge the Sellers are in compliance with all permits, licenses, and orders related thereto or issued thereunder with respect to Environmental Laws, as are or may be applicable to the Sellers property and operations, including, without limitation, any order, decree or directive of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except as set forth on Schedule 3.13(b) there are no Environmental Law related claims, actions, suits or proceedings pending, or, to the knowledge of the Sellers, threatened against or affecting the Sellers, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located. To the knowledge of the Sellers, except as set forth on Schedule 3.13(b), the Sellers have not transported, stored, treated or disposed, nor has any Seller allowed any third persons, on its behalf, to transport, store, treat or dispose waste to or at (i) any location other than a site lawfully permitted to receive such waste for such purpose or, (ii) any location currently designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar federal or state statute; nor has any Seller performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of state or federal laws and regulations or in any other manner which may result in liability for contamination of the environment; and the Sellers have not disposed of waste, nor has any Seller knowingly allowed third parties to dispose of waste upon property owned or leased by the Sellers, or on any other real property, other than as permitted by, and in conformity with, applicable Environmental Law. Except as disclosed in Schedule 3.13(b), the Sellers have not received notification of any past or present failure by the Sellers to comply with any Environmental Law applicable to them or their operations or their assets. Without limiting the generality of the foregoing, the Sellers have not received any notification (including requests for information directed to the Sellers or, to the knowledge of the Sellers, an owner thereof) from any governmental agency asserting that the Company, or any owner, lessee or operator of the Assets or the Real Property, is or may be a "potentially responsible person" for a remedial action at a waste storage, treatment or disposal facility, pursuant to the provisions of CERCLA, or any similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

        (c) To the Sellers' knowledge, no employee, contractor or agent of the Company has, in the course and scope of employment with the Company, been harmed by exposure to hazardous materials, as defined under the Laws. No liens with respect to environmental liability have been imposed against the Company under CERCLA, any comparable state statute or other applicable Environmental Law, and to Sellers' knowledge no facts or circumstances exist which would give rise to the same.

        (d) Schedules 3.13(a) and 3.13(b) list all remedied violations of Laws and Environmental Laws which existed within the past five years and all outstanding unremedied notice of violations issued to the Sellers by any federal, state or local governmental authority involving or relating to the Assets or the Real Property. There are no outstanding or unremedied notices of violation from any federal, state or local governmental authority involving or relating to the Assets or the Real Property.

        (e) To Sellers' knowledge, no employee, officer, director or member of the Company is under investigation by the Attorney General of any state, by the District Attorney of any county of any state, or by any United States Attorney or any other governmental investigative agency for the violation of any Laws, including, without limitation, the violation of any anti-trust, racketeering, or unfair competition Laws.

        (f) To Sellers' knowledge, except as set forth in Schedule 3.13(f), all licenses, approvals, permits and certificates ("Government Approvals") needed or required for the operation of the Company's business are set forth on Schedule
3.3. All such Government Approvals are in full force and effect, the Company is in compliance with all such Government Approvals, and all such Government Approvals have been validly and legally obtained by the Company.

        SECTION 3.14 Corrupt Practices. The Sellers have not made, offered or agreed to offer anything of value to any employees of any customers of the Company for the purpose of attracting business to the Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives in any manner which would result in the Sellers being in violation of any Law, nor have the Sellers otherwise taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

        SECTION 3.15 Legal Authority and Compliance. The Sellers have the right, power, legal capacity and authority to enter into, and perform their respective obligations under this Agreement, and, except as set forth in Schedule 3.15, no approvals or consents of any other persons or entities are necessary in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the managers and Members of the Company. Except as disclosed in Section 3.15 to this Agreement, the execution and performance of this Agreement will not result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

        (a) Any charter, by-law, agreement or other document to which the Company is a party or by which the Company, or any of its property is bound; or

        (b) Any decree, order or rule of any court or governmental authority which is binding on the Company or on any property of the Company.

        SECTION 3.16 Transaction Intermediaries. No agent or broker or other person acting pursuant to the authority of any Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

        SECTION 3.17 Intellectual Property. The Company has not infringed and is not now infringing, on any Intellectual Property belonging to any person, firm or corporation and to the knowledge of the Sellers, no one has or is infringing any Intellectual Property right of the Company. The Company owns or has legally licensed all computer software used in connection with the Business and has not infringed, and is not now infringing, on the rights of any third parties by its use of computer software.

        SECTION 3.18 Disclosure. The representations and warranties of the Sellers contained in this Article III or in any Exhibit or Schedule or other document delivered by the Sellers or the Company pursuant hereto, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary to make the statements contained not misleading. If, prior to either Closing, the Sellers become aware of any inaccuracy, or misrepresentation or omission in any of the Schedules, they shall immediately advise Purchaser in writing of the inaccuracy, misrepresentation or omission and Sellers shall have the right, subject to the provisions of Section 10.14, to update the Disclosure Binder accordingly.

        SECTION 3.19 Competition. No salaried officer, shareholder or employee of the Company, nor any spouse, child or other relative of any of them, has any direct or indirect interest in any competitor of the Company within the geographical area in which the Company currently conducts business, or an interest in any supplier or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business which interest adversely or materially affects the business of the Company, excepting only those investments of not more than five percent of the capital stock of a business, the stock of which is traded on a national securities exchange or over-the-counter, where such investments are set forth on Schedule 3.19 attached hereto and incorporated herein by reference.

        SECTION 3.20 Impairment of Contracts. To Seller's knowledge, no written agreement between the Company and any third party shall be impaired or in any way limited by the transactions contemplated by this Agreement.

        SECTION 3.21 Litigation. All pending or, to Sellers' knowledge, threatened litigation, administrative or judicial proceedings or investigations by any governmental agency or officials involving the Company, the Real Property, the Assets, any liabilities or the Company membership interests, together with a description of each such proceeding, is set forth on Schedule
3.21 attached. Schedule 3.21 provides a description of the insurance coverage attendant to each such proceeding. There is no pending or, to Sellers' knowledge, threatened litigation, administrative or judicial proceedings or investigation involving the Company or its Real Property, assets, liabilities or the Memberships, except as listed on Schedule 3.21.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        With knowledge that Sellers are relying upon the representations, warranties and covenants herein contained, the Purchaser represents and warrants to Sellers and makes the following covenants for the Sellers' benefit, at and as of the date hereof and the date of each Closing.

        SECTION 4.1 Structure. The Purchaser is duly organized and legally existing in good standing under the laws of the state of Delaware.

        SECTION 4.2 Authorization to Proceed with this Agreement. Purchaser has by proper corporate proceedings duly authorized the execution, delivery and performance of this Agreement and each other agreement contemplated to be entered into and no other corporate action is required by law or the Certificate of Incorporation or by-laws of Purchaser. The Purchaser has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and neither the execution nor performance of this Agreement will result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

        (a) Any charter, by-law, agreement or other document to which the Purchaser is a party or by which the Purchaser or any of its property is bound; or

        (b) Any decree, order or rule of any court or governmental authority which is binding on the Purchaser or on any property of the Purchaser.

        SECTION 4.3 Consideration Stock and Warrants. The Consideration Stock to be issued pursuant to this Agreement has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable. The Warrant to be issued pursuant to this Agreement has been duly authorized and, when issued, will be validly issued.

        SECTION 4.4 Absence of Intermediaries. No agent, broker, or other person acting pursuant to Purchaser's authority will be entitled to make any claim against the Company or against the Sellers for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

        SECTION 4.5 Commission Filings. Purchaser will have delivered to Sellers by the First Closing Date current and all historical filings made by Successor Corporation on Forms 8-K, 10-K, 10-Q and Proxy Statements timely filed with the Securities and Exchange Commission ("SEC") for fiscal year ending June 30, 1998 (the "Public Reports"). The Public Reports accurately and completely describe, in all material respects, Successor Corporation's financial status, business operations and prospects as of the date of such filings and as of the date hereof, and do not omit any material fact(s) necessary to make the information contained in the filings not misleading.

                                    ARTICLE V
                        ADDITIONAL AGREEMENTS OF SELLERS

        The parties hereto covenant and agree with the other, as applicable, as follows:

        SECTION 5.1 Restrictions on Transfer of Unregistered Stock. The Sellers understand and agree that the following restrictions and limitations are applicable to the Sellers' purchase and resale or other transfer of the Consideration Stock, the Warrant and the common stock issuable upon exercise of the Warrant, pursuant to the Securities Act of 1933 (the "Act"). For purposes of this Article 5 the term "Consideration Stock" shall include the Warrant and the common stock issuable upon exercise of the Warrant.

        (a) Sellers agree that the Consideration Stock shall not be sold or otherwise transferred, unless the Consideration Stock is registered under the Act and state securities laws or is exempt therefrom.

        (b) For a period of one year after the Consideration Stock or portion thereof has been issued (unless the Consideration Stock, the Warrants and any stock issuable upon exercise of the Warrants shall have been registered under the Act for sale prior thereto), Sellers shall not sell, distribute or transfer any of such securities without the prior written consent of Successor Corporation. Unless and until the consideration Stock is registered under the Act, a legend in substantially the following form will be placed on the certificates evidencing the Consideration Stock to be issued to the Sellers:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. These shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable states securities act or (ii) Mace Security International, Inc., shall have been furnished with an opinion of counsel, reasonably satisfactory to counsel for Mace Security International, Inc., that registration is not required under any such acts."

        (c) Stop transfer instructions will be imposed with respect to the Consideration Stock issued to Sellers pursuant to this Agreement so as to restrict resale or other transfer thereof except in accordance with the foregoing provisions of this Agreement.

        SECTION 5.2 Access to Records. The Sellers will give Purchaser and its representatives, from the date hereof until six years after the Second Closing Date, full access during normal business hours upon reasonable notice to all of the properties, books, contracts, customer lists, documents and records of the Company not delivered to Purchaser or Successor Corporation at either Closing that pertain to the Real Property and the Assets, and to make available to Purchaser and its representatives, experts and advisers all additional financial statements of and all information with respect to the business, Real Property and the Assets of the Company that Purchaser may reasonably request. Purchaser and its representatives shall have the right to copy any information or documentation the Purchaser is entitled to inspect under this Section 5.2. In the event that this transaction is not consummated for any reason, all documents and due diligence materials provided to Purchaser by Sellers shall be returned to Sellers, and all documents and due diligence materials provided to Sellers by Purchaser shall be returned to Purchaser.

        SECTION 5.3 Continuation of Business. The Company will operate the Assets until the First Closing in the ordinary course of business, consistent with past practice, so as to preserve their value intact, and to preserve for Purchaser the relationships of the Company with suppliers, customers, and others.

        SECTION 5.4 Continuation of Insurance. The Sellers will cause the Company to and the Company shall keep in existence all policies of insurance insuring the Real Property and the Assets and the operation thereof against liability and property damage, fire and other casualty through the First Closing, consistent with the policies currently in effect.

        SECTION 5.5 Representations as to Private Offering. The Consideration Stock is being delivered to the Company in a private placement under Section 4.2 of the Act and under Regulation D promulgated under the Act. To induce Purchaser to deliver the Consideration Stock, each Seller represents and warrants as follows:

        (a) The Company is Delaware limited liability company and each Seller is an accredited investor, as that term is defined in Regulation D under the Act.

        (b) Each Seller represents and warrants that the Consideration Stock is being acquired for its own account without a view to public distribution or resale and that the Sellers have no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of Consideration Stock, or any portion thereof, to any other person.

        (c) Each Seller represents and warrants that, in determining to acquire the Consideration Stock, it has relied solely upon its independent investigation, including the advice of its legal counsel and accountants or other financial advisers or purchaser representatives, and has, during the course of discussions concerning its acquisition of the Consideration Stock, been offered the opportunity to ask such questions and inspect such documents concerning Purchaser and its business and affairs as each Seller has requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied.

        (d) THE SELLERS ACKNOWLEDGE THAT THE ACQUISITION OF THE CONSIDERATION STOCK INVOLVES A HIGH DEGREE OF RISK, and represent and warrant that they can bear the economic risk of the Company's acquisition of the Consideration Stock, including the total loss of the investment.

        (e) The Sellers represent and warrant that (i) they have adequate means of providing for their current needs and financial contingencies, (ii) they have no need for liquidity in this investment, (iii) they have no debts or other obligations, and cannot reasonably foresee any other circumstances, that are likely in the future to require them to dispose of the Consideration Stock, and
(iv) all their
investments in and commitments to non-liquid investments are, and after their acquisition of the Consideration Stock will be reasonable in relation to their net worth and current needs.

        (f) The Sellers understand that no federal or state agency has approved or disapproved the Consideration Stock or made any finding or determination as to the fairness of the Consideration Stock for investment.

        (g) The Sellers understand that the Consideration Stock is being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of Sellers to acquire the Consideration Stock.

        (h) The Sellers represent and warrant that they are familiar with the business and financial affairs of the Company, and have had access to all financial statements prepared by the Company.

        SECTION 5.6 Standstill Agreement. Until the Second Closing Date, unless and until this Agreement is earlier terminated pursuant to the provisions hereof, Sellers will not, directly or indirectly solicit offers for the membership interests or the assets of the Company or for a merger or consolidation involving the Company, or respond to inquiries from (other than a general response to acknowledge receipt or note this restriction), share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Company by merger, consolidation or other combination or acquiring any of Company's assets.

        SECTION 5.7 FIRPTA Certificate. Purchaser and Sellers acknowledge that the financial provisions of this Agreement are subject to the requirements of the Foreign Investment in Real Property Tax Act ("FIRPTA"), and that the Internal Revenue Code ("Code") Sections 1445 and 6039C require Purchaser in certain circumstances to withhold ten percent (10%) of the amount realized by the Sellers. Among other circumstances, Purchaser is not required to withhold said amount if Sellers furnish Purchaser with a certificate stating the Sellers' U.S. Taxpayer Identification Numbers and that no Seller is a foreign person within the meaning of the Code. Sellers agree to provide to Purchaser at each Closing such certificate as is reasonably necessary to insure that such withholding is not required under FIRPTA.

        SECTION 5.8 Consents. Sellers and Purchaser shall cooperate with each other and use their best efforts to obtain all approvals, authorizations and consents required to be obtained to consummate the transaction set forth in this Agreement, including, without limitation, the approval of every regulatory agency of federal, state, or local government that may be required in the opinion of either Purchaser or Sellers.

        SECTION 5.9 Audited Financial Statements. Before and after each Closing, Sellers agree to cooperate with Purchaser, at Purchaser's request, to have the Company prepare an audited balance sheet and statement of income, cash flow and retained earnings for the Company for the period from and after the date of the Company's inception through the end of the most recent calendar quarter ending prior to the First Closing Date (the "Interim Financial Statements"), and to have the Company prepare audited financial statements (to the extent that same can be prepared from the records in the Company's possession or control) for the historical businesses now owned by the Company as of December 31, 1996, December 31, 1997, and December 31, 1998 ("Historical Financial Statements"), as rapidly as possible. Sellers' cooperation shall include, without limitation, the execution of standard representation letters requested by Purchaser's auditors for periods that the Company has been in operation. The Historical Financial Statements and the Interim Financial Statements shall be prepared at Purchaser's expense. Sellers shall cause the Company's usual accountants to cooperate with Purchaser's accountants. Purchaser shall pay for the reasonable costs of the Company's usual accountants in the preparation of the Historical Financial Statements and the Interim Financial Statements.

        SECTION 5.10 Lender Approval. After the date of this Agreement, Sellers shall use best efforts to obtain the Lender Approval.

        SECTION 5.11 Payment of Expenses. The Sellers and Company will pay all expenses incurred by the Sellers and Company (including legal fees) in connection with the negotiation, execution and performance of this Agreement. Sellers, in addition to their other expenses, shall pay (i) one-half of all transfer taxes and/or documentary stamps associated with the transfer and conveyance of the Owned Real Property, (ii) all accounts payable of the Company that do not arise out of inventory items; (iii) all accounts payable of the Company arising out of inventory items to the extent they exceed $200,000.00 in the aggregate; and (iv) any and all of the Company Debt that exceeds $15,109,000.00 in the aggregate and is therefore not assumed by Purchaser.

                                   ARTICLE VI
                       ADDITIONAL AGREEMENTS OF PURCHASER

        SECTION 6.1 Payment of Expenses. Purchaser will pay all expenses (including legal fees) incurred by it in connection with the negotiation, execution and performance of this Agreement. Purchaser, in addition to its other expenses, shall pay (i) one-half of all transfer taxes and/or documentary stamps associated with the transfer and conveyance of the Owned Real Property, (ii) the costs of any surveys prepared at Purchaser's request, (iii) all title insurance premiums associated with the transfer of the Owned Real Property, (iv) the application fees for any governmental approvals it considers to be required under Sections 5.8, 7.1(d) and 7.2(e), (v) any processing and assumption fees imposed by FMAC relating to the assumption of the Company Debt by Purchaser, and
(vi) all recording charges for Owned Real Property transfer documents.

        SECTION 6.2 Books and Records. From the First Closing Date to six years after the Second Closing Date, the Purchaser shall allow the Sellers and their professional advisers access to all business records and files of the Company pertaining to the operation of the Company which were delivered to the Purchaser in accordance with this Agreement ("Records") where the Members or Sellers require access to the Records for the purpose of preparing their tax returns, responding to any audit or informational request regarding their tax returns or if required by them for use in a judicial proceeding in which they are a party. Access to the records shall be during normal working hours at the location where such Records are stored. The Sellers shall have the right, at their own expense, to make copies of any Records provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the Purchaser's business. For a period of six years after the Second Closing Date, the Purchaser shall not dispose of or destroy any material Records without first providing written notice to the Sellers at least 30 days prior to the proposed date of such disposition or destruction.

        SECTION 6.3 Lender Approval. After the date of this Agreement, Purchaser shall use commercially reasonable efforts to obtain the Lender Approval.

        SECTION 6.4 Merger. After the date of this Agreement, Purchaser shall use commercially reasonable efforts to complete its merger into Successor Corporation.

                                   ARTICLE VII
                             CONDITIONS OF PURCHASER

        SECTION 7.1 Conditions of First Closing The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the time of First Closing of each of the following items which are conditions to the First Closing. Purchaser in its sole discretion may waive any of the following conditions by written notice to Sellers of Purchaser's decision to waive such condition to the First Closing, referring specifically to this Agreement and the condition being waived.

        (a) The Sellers shall have performed and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the First Closing Date. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the First Closing Date, with the same force and effect as though made at and as of the First Closing Date, except for changes expressly permitted by this Agreement, and Purchaser shall have received a Certificate duly executed by Members as to the foregoing. Any failure of a representation and warranty to be true and correct in any material respect at and as of the First Closing Date, without regard to whether or not such representation or warranty is qualified in any respect by Sellers' knowledge in this Agreement, shall be deemed a failure of this condition precedent.

        (b) There shall be no actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which might affect the right of Purchaser to own, operate in its entirety or control any of the Assets, the Real Property, or the Business or which, as a result of the transaction contemplated by this Agreement, might affect such right as to Purchaser or any affiliate thereof subsequent to the Date of Closing and which, in the judgment of the Board of Directors of Purchaser, made in good faith and based upon advice of its counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement.

        (c) There shall have been no material adverse change in the Assets, the Real Property, the Business, or the results of operations, financial condition or business of the Company, and the

Company shall have not suffered any material loss or damage or any of its properties or assets, whether or not covered by insurance, since the date of the Most Recent Balance Sheet.

        (d) All approvals, authorizations and consents required to be obtained shall have been obtained, including, without limitation, (i) the consent of the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1986; and (ii) the approval of every regulatory agency of federal, state, or local government that may be required in the reasonable opinion of either Purchaser or Sellers. Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to Purchaser and its counsel, of the granting of such approvals, authorizations and consents.

        (e) Sellers shall have delivered to the Purchaser the opinion of counsel, dated the First Closing Date, in the form and substance of Schedule 1.10(a)(iv).

        (f) The Sellers shall have executed and delivered to Purchaser the Noncompetition Agreement.

        (g) The Sellers shall have executed and delivered to Purchaser the Operating Agreement.

        (h) Sellers shall have provided an Owner's Title Policy for the Owned Real Property related to the Unrestricted Locations.

        (i) Purchaser shall have completed its merger into Successor
Corporation.

        (j) FMAC shall have consented in writing to the Company's execution and performance of the Operating Agreement.

        SECTION 7.2 Conditions of Second Closing. The obligations of Purchaser to effect the Second Closing shall be subject to the fulfillment at or prior to the time of Second Closing of each of the following items which are conditions to the Second Closing. Purchaser in its sole discretion may waive any of the following conditions by written notice to Sellers of Purchaser's decision to waive such condition to the First Closing, referring specifically to this Agreement and the condition being waived.

        (a) The First Closing shall have occurred.

        (b) Sellers shall have obtained the Lender Approval. However, the receipt of Lender Approval shall cease to be a condition of the Second Closing at such time, if any, as all indebtedness of Company to FMAC becomes paid and satisfied, and Purchaser is furnished with appropriate evidence, reasonably satisfactory to Purchaser and its counsel, of the satisfaction and payment of such debt.

        (c) The Sellers shall have performed and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the

Second Closing Date. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Second Closing Date, with the same force and effect as though made at and as of the Second Closing Date, except for changes expressly permitted by this Agreement, and Purchaser shall have received a Certificate duly executed by Members as to the foregoing. Any failure of a representation and warranty to be true and correct in any material respect at and as of the Second Closing Date, without regard to whether or not such representation or warranty is qualified in any respect by Sellers' knowledge in this Agreement, shall be deemed a failure of this condition precedent.

        (d) All approvals, authorizations and consents required to be obtained shall have been obtained, including, without limitation, (i) the consent of the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1986; and (ii) the approval of every regulatory agency of federal, state, or local government that may be required in the reasonable opinion of either Purchaser or Sellers. Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to Purchaser and its counsel, of the granting of such approvals, authorizations and consents.

        (e) Sellers shall have provided the Owner's Title Policy for the Owned Real Property related to the Restricted Locations.

                                  ARTICLE VIII
                              CONDITIONS OF SELLERS

        SECTION 8.1 Conditions of First Closing The obligations of the Sellers to transfer the Assets and Owned Real Estate related to the Unrestricted Locations in accordance with this Agreement shall be subject to the fulfillment at or prior to the time of First Closing of each of the following conditions:

        (a) The Purchaser shall have delivered to the Company Consideration Stock and the Warrant in accordance with Section 1.3.

        (b) All approvals, authorizations and consents required to be obtained by Purchaser shall have been obtained, and the Sellers shall have been furnished with appropriate evidence, reasonably satisfactory to them and their counsel, of the granting of such approvals, authorizations and consents.

        (c) Purchaser shall have delivered to Sellers the opinion of counsel, dated the First Closing Date, in the form attached hereto as Schedule 1.9(a)(iii).

        (d) The Purchaser shall have performed and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the First Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Date of First Closing, with the same force and effect as though made at and as of the Date of First Closing, except for changes expressly permitted by this Agreement.

        (e) There shall be no actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement.

        (f) Purchaser shall have completed its merger into Successor
Corporation.

        (g) Successor Corporation shall have elected or appointed a designee of Sellers to the Board of Directors of Successor Corporation, or shall have nominated such designee to stand for election at the next annual meeting of shareholders after the First Closing as a member of the management slate of directors, such election or appointment to become effective after the consummation of the First Closing under this Agreement. Any such designee of the Company shall be a qualified individual with experience in the Business. Such designee (or any substitute designee similarly qualified selected by the Sellers) shall be nominated as a member of the management slate to run for election to the Board of Directors of Successor Corporation for any elections to be held within the thirty-six calendar month period following the month in which the First Closing occurs.

        (h) On the First Closing Date, Successor Corporation shall:

                (i) Be current with its filings with the Securities and Exchange Commission and be a publicly traded company on the NASDAQ National Market System or Nasdaq Small Cap Market;

                (ii) Demonstrate that it has cash assets of not less than $4.5 million;

                (iii) Have no material litigation, judgments or adverse claims asserted;

                (iv) Demonstrate that it has shareholder's equity according to GAAP of not less than $5 million; and

                (v) Have a book value in accordance with GAAP of not less than seventy-five cents ($0.75) per share.

        (i) Purchaser shall have executed the First Closing Assignment
Agreement.

        (j) Purchaser shall have executed the Registration Rights Agreement.

        SECTION 8.2 Conditions of Second Closing The obligations of the Sellers to transfer the Assets and Owned Real Estate related to the Restricted Locations in accordance with this Agreement shall be subject to the fulfillment at or prior to the time of Second Closing of each of the following conditions:

        (a) The First Closing shall have occurred.

        (b) Sellers shall have obtained the Lender Approval.

        (c) The Purchaser shall have delivered to the Company Consideration Stock in accordance with Section 1.3.

        (d) Purchaser shall have executed the Second Closing Assignment
Agreement.

        (e) The Purchaser shall have performed and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Second Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Date of Second Closing, with the same force and effect as though made at and as of the Date of Second Closing, except for changes expressly permitted by this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

        SECTION 9.1 Indemnification by Sellers. The Sellers each agree that they will each indemnify, defend, protect and hold harmless the Purchaser and its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Sellers, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Sellers, set forth in this Agreement or in the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Sellers made in this Agreement or in the Collateral Documents and to be performed by Sellers before or after the Closing Date; (c) the imposition upon, claim against or payment by the Purchaser of any liability or obligation of the Company other than the Assumed Liabilities; (d) violation of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll or property tax liabilities of the Company arising or accrued prior to the Closing Date; and
(e) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), (c) or (d) of this Section
9.1 of this Agreement has occurred.

        SECTION 9.2 Indemnification by Purchaser. The Purchaser (and Successor Corporation after the contemplated merger) agrees that it will indemnify, defend, protect and hold harmless the Sellers and their officers, members, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Purchaser, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Purchaser set forth in this Agreement or in the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Purchaser made in this Agreement or in the Collateral Documents and to be performed by Purchaser before or after the Closing Date; (c) the imposition upon, claim against, or payment by the Company or Sellers of any of the Assumed Liabilities because of the Purchaser's failure to pay or assume the Assumed Liabilities; (d) violation of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll or property tax liabilities of the Company accrued after the Closing Date; (e) any of the litigation listed on Schedule 3.21 which is not covered by insurance; and (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), (c), (d) or (e) of this Section 9.2 has occurred.

        SECTION 9.3 Procedure for Indemnification with Respect to Third Party Claims.

        (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim and the relevant details thereof.

        (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of Article IX, as applicable, from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and reasonable attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

        (d) If any condition set forth in Section 9.3(b) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

        SECTION 9.4 Procedure for Non-Third Party Claims. If any Purchaser or Seller wishes to make a claim for indemnity under Section 9.1 or Section 9.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 9.3 applicable, the party desiring indemnification ("Indemnified Party") shall deliver to the parties from which indemnification is sought ("Indemnifying Party") a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of losses, damages or expenses which the Indemnified Party has incurred or has suffered or is expected to incur or suffer to which the Indemnified Party is entitled to indemnification pursuant to Section 9.1 or
Section 9.2, as applicable; and (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section 9.1 or Section 9.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within forty-five (45) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledged the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification Demand within sixty (60) days of the day the Indemnification Demand is dated. If for any reason the Indemnifying Party does not pay the amounts claimed in the Indemnification Demand, within thirty days of the Indemnification Demand's date, the Indemnified Party may institute legal proceedings to enforce payment of the indemnification claim contained in the Indemnification Demand and any other claim for indemnification that the Indemnified Party may have.

        SECTION 9.5 Survival of Claims.

        (a) All of the respective representations, warranties and obligations of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement as follows: (i) the following representations and warranties shall survive until the expiration of the applicable statute of limitations (as same may be extended) on any claim which can be brought against the Company by tax authorities, governmental agencies, governmental units or private third parties:
Subsections 3.6(a), (b), (c), (e), (f) and (h), Subsection 3.8(a), Sections 3.11, 3.12, 3.13 and 3.14, Section 3.21, and (ii) all representations and warranties other than set forth in (i) above shall survive until three years from the Closing Date.

        (b) Notwithstanding the provisions of Section 9.5(a) above, which provide that representations, warranties and obligations expire after certain stated periods of time, if within the stated period of time, an Indemnification Demand is given, or a suit or action based upon representation or warranty is commenced, the Indemnified Party shall not be precluded from pursuing such claim or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim or action, by reason of the expiration of the representation or warranty.

        SECTION 9.6 Prompt Payment. In the event that any party is required to make any payment under this Article IX, such party shall promptly pay the Indemnifying Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article IX, the Indemnifying Party shall, nevertheless, pay when due such portion, if any, of the obligation as shall not be subject to dispute. The portion in dispute shall be paid upon a final and non-appealable resolution of such dispute. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

        SECTION 9.7 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, the liability and obligations of each Member under this Agreement for the indemnification set forth in Section 9.1, shall be limited to the total aggregate amount of any proceeds from the sale of the Assets and Owned Real Property to Purchaser which are actually distributed by Company to such Member or to an affiliate of such Member or to any entity or person at the request or direction of such Member. The Company has the Holdbacks established under purchase agreements to secure representations and warranties it received from the sellers under such purchase agreements which escrows and purchase agreements are listed on Schedule 1.4(h). To the extent commercially reasonable, Purchaser shall attempt to recover any loss from an applicable Holdback and any amount so recovered shall reduce Purchaser's damages against Sellers in the event Purchaser has also made an Indemnification Claim against Sellers. If Purchaser determines it is not commercially reasonable to attempt to recover against a Holdback, it shall notify Sellers and cooperate with Sellers proceeding against the Holdback, at the Sellers' expense, if Sellers wish to bring a claim against the Holdback.

                                    ARTICLE X
                                OTHER PROVISIONS

        SECTION 10.1 Nondisclosure by Sellers. Sellers recognize and acknowledge that they have in the past, currently have, and in the future will have certain confidential information of Purchaser such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Sellers agree that for a period of three (3) years from the Second Closing Date, and as to any Records received by them under Section 6.2 of this Agreement, for a period of three (3) years from their receipt of the Records, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Sellers, unless (i) such information becomes known to the public generally through no fault of Sellers, (ii) the Sellers are compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) the Second Closing does not take place. In the event of a breach or threatened breach by Sellers of the provisions of this Section, Purchaser shall be entitled to an injunction restraining Sellers from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

        SECTION 10.2 Nondisclosure by Purchaser. Purchaser recognize and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Purchaser agrees that, for a period of five (5) years from the date hereof, it will not utilize such information in the business or operation of Purchaser, or any of its affiliates or disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of Purchaser or any of its affiliates, (ii) Purchaser is compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) Closing takes place (provided, however, that after Closing Purchaser will abide by any legally binding contractual duties of non-disclosure owed to third parties from whom assets were purchased by the Company). In the event of a breach or threatened breach by Purchaser of the provisions of this Section, the Sellers shall be entitled to an injunction restraining Purchaser from utilizing or disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

        SECTION 10.3 Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law by the merger of Purchaser) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser, and the Sellers. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

        SECTION 10.4 Entire Agreement. This Agreement, is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as the Agreement. The Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, prior correspondence, oral agreements or written agreements of any kind. The parties to this Agreement have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to the Agreement and the transactions contemplated hereby.

        SECTION 10.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        SECTION 10.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party. "Overnight Courier" shall be deemed for purposes of this Section 10.6 to include, without limitation, the Express Mail service of the U.S. Postal Service.

        (a)     If to Purchaser, addressed to them at:

                           President
                           1000 Crawford Place
                           Mt. Laurel, NJ 08054

                           with a copy to:

                           Robert M. Kramer & Associates, P.C.
                           1150 First Avenue, Suite 900
                           King of Prussia, Pennsylvania 19406

        (b)     If to Sellers, addressed to them at:

(before Closing)           Millennia Car Wash, LLC
                           511 Encinitas Boulevard, Suite 100
                           Encinitas, California 92024

(after Closing)            Millennia Car Wash, LLC
                           Attention: Eric Ottesen
                           c/o Excel Legacy Corporation
                           16955 Via del Campo, Suite 110
                           San Diego, CA 92127

                           with a copy to:

                           Lynne M. Geyser, Esq.
                           P.O. Box 4715
                           San Clemente, CA 92674-4715

                           Senior General Counsel
                           Millennia Car Wash, LLC

Notice shall be deemed given and effective on the earliest of the day personally delivered, or one business day after being sent by Overnight Courier, or three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 10.6.

        SECTION 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Issues that relate to the Real Property and would be governed by local law shall be governed by the law of the jurisdiction in which the Real Property is located.

        SECTION 10.8 No Waiver. No delay of, or omission in, the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

        SECTION 10.9 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        SECTION 10.10 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        SECTION 10.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means included, without limitation.

        SECTION 10.12 Extension or Waiver of Performance. Either the Sellers or Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, provided that any such extension or waiver shall be in writing and signed by the party granting or approving such extension or waiver.

        SECTION 10.13 Liabilities of Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representative and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third person any rights of subrogation or action over or against any party to this Agreement.

        SECTION 10.14 Disclosure on Schedules. The parties to this Agreement shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and attached hereto or incorporated herein with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the parties to amend or supplement the Schedules shall terminate on the consummation of the transaction contemplated by this Agreement at the Second Closing, or on the date of termination of this Agreement if Closing does not occur. Notwithstanding any such amendment or supplementation, the conditions to Closing set forth in Section 7.1 and 7.2 shall not be satisfied, if the amendment or supplementation of any Schedule by Sellers results in any of Sellers' representations and warranties changing in a manner which the Purchaser in good faith believes is materially adverse to the Purchaser, the Business, the Real Property or the Assets.

              [The balance of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PURCHASER:        American Wash Services, Inc.

By: /s/ LOUIS D. PAOLINO, JR.
   -------------------------------------
Name: Louis D. Paolino, Jr.
Title: President

COMPANY:          Millennia Car Wash, LLC

By: /s/ RUSSELL B. GEYSER
   -------------------------------------
Name: Russell B. Geyser
Title: President

MEMBERS

EXCEL LEGACY CORPORATION, a Delaware corporation

             /s/ RICHARD B. MUIR
---------------------------------------------
By: Richard B. Muir, Executive Vice President

G II VENTURES, LLC, a California limited liability company

         By its Managing Member, Russell B. Geyser I, LLC, a California limited liability company

                 /s/ RUSSELL B. GEYSER
         ----------------------------------------
         By:  Russell B. Geyser, Managing Member